Exhibit 99.1

Cadence Financial Corporation Shareholders Approve Amendment to Authorize Preferred Stock

Cadence Expects to Close Preferred Stock Sale to U.S. Treasury by Year-End

STARKVILLE, Miss.--(BUSINESS WIRE)--December 18, 2008--Cadence Financial Corporation (NASDAQ: CADE) announced today that shareholders approved an amendment to the company’s Articles of Incorporation that authorizes the issuance of preferred stock by the Company. Shareholder approval was required in order for Cadence to participate in the U. S. Treasury Department’s Capital Purchase Program.

“Shareholders overwhelmingly approved the amendment for Cadence to issue preferred stock, paving the way to the expected sale of $44 million in preferred stock under the Treasury’s Capital Purchase Program,” stated Lewis F. Mallory, Jr., Chairman and Chief Executive Officer of Cadence Financial Corporation. “We have already received preliminary approval from the U. S. Treasury Department to participate in the Capital Purchase Program and anticipate closing in early January 2009.

“The Capital Purchase Program is a very important part of the Treasury’s program to maintain a strong banking system that will do its part in supporting our nation’s economic recovery. It was designed to provide healthy banks with new capital to build capital reserves during a soft economy and in a market that has provided few alternatives to raise capital at this time. Cadence’s Board of Directors approved our participation in the program based on the very favorable terms of the preferred stock investment by the U.S. Treasury and the opportunity to add to our capital reserves.

“Cadence is already classified as a ‘well-capitalized’ bank and the new funding will further strengthen our Tier One capital base. We believe a strong capital base will be important to Cadence if the economy remains weak for an extended period of time. We also expect the new capital will provide increased resources to support future loan growth as the economy improves. These were important factors that support our strategy to build long-term value for Cadence shareholders,” concluded Mr. Mallory.

Under the voluntary Capital Purchase Program, Cadence expects to issue up to $44 million, or 3% of its risk weighted assets, in senior preferred shares. The shares will be callable by Cadence at par after three years, but may be redeemed prior to that period with proceeds from a qualified equity offering of Tier 1 preferred stock or common stock.

About Cadence Financial Corporation

Cadence Financial Corporation is a $2.0 billion financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in Mississippi, Tennessee, Alabama, Florida and Georgia. Cadence’s stock is listed on the NASDAQ Global Select Market under the symbol CADE.

Forward-Looking Statements

This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company’s actual results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed with the Securities and Exchange Commission. Cadence Financial Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

CONTACT:
Cadence Financial Corporation
Richard T. Haston, 662-324-4258